Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Fashionista Distributor Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Shares of common stock, par value $0.0001 per share	Rule 457(o)	1,000,000	$100,000	0.00014760	$14.76

Total Offering Amounts						$14.76
Total Fees Previously Paid						—
Total Fee Offsets						—
Net Fee Due						$14.76

(1)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.